GRIFFON CORPORATION ANNOUNCES
                        INCREASE IN STOCK BUYBACK PROGRAM
             AND APPOINTMENT OF GENERAL DONALD J. KUTYNA USAF (RET.)
                              TO BOARD OF DIRECTORS

     Jericho, New York, August 8, 2005 - Griffon Corporation (NYSE:GFF) announced today that it has increased its stock buyback program by 1,500,000 shares. This brings the current authorization to 2,900,000 shares. Since 1993, the company has expended $199,000,000 to purchase 15,700,000 shares of its capital stock. Additional purchases will be made from time to time, depending on market conditions, at prices deemed appropriate by management.

     In addition, the company's Board of Directors appointed General Donald J. Kutyna USAF (Ret.) to the Board. General Kutyna had been commander in chief of the North American Aerospace Command and the U.S. Space Command and the Air Force Space Command.

     Griffon Corporation -

     o is a leading manufacturer and marketer of residential, commercial and industrial garage doors sold to professional installing dealers and major home center retail chains;

     o installs and services specialty building products and systems, primarily garage doors, openers, fireplaces and cabinets, for new construction markets through a substantial network of operations located throughout the country;


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     o    is an  international  leader  in the  development  and  production  of embossed and laminated specialty plastic films used in the baby diaper, feminine napkin, adult incontinent, surgical and patient care markets; and

     o develops and manufactures information and communication systems for government and commercial markets worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: All statements other than statements of historical fact included in this release, including without limitation statements regarding the company's financial position, business strategy and the plans and objectives of the company's management for future operations, are forward-looking statements. When used in this release, words such as "anticipate", "believe", "estimate", "expect", "intend", and similar expressions, as they relate to the company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the company's management, as well as assumptions made by and information currently available to the company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to, business and economic conditions, results of integrating acquired businesses into existing operations, competitive factors and pricing pressures for resin and steel, capacity and supply constraints. Such statements reflect the views of the company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the company. Readers are cautioned not to place undue reliance on these forward-looking statements. The company does not undertake to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.